Exhibit 10.1

8/6/2020

Scott Stewart
[***]

Dear Scott:

We are pleased to extend you an offer of employment with USA Technologies, Inc. ("USAT" or "the Company") as Chief Accounting Officer with a tentative start date of September 15, 2020. In your role as Chief Accounting Officer, you will report to USAT's Chief Financial Officer ("CFO"). This position will be located in our Atlanta, GA office, will travel to Malvern, PA as necessary.

The following are the terms of your employment:

•	Your annual base salary will be $275,000.00, reduced by 20% through the date of 12/31/20.

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An additional signing bonus consistent of a cash payment of $50,000 is to be paid thirty (30) days after your first day of employment, provided you are employed by USAT on such date. The payment shall be subject to customary payroll and tax withholdings and deductions.

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In addition to the compensation stated above, you are eligible for (i) the USAT Bonus Plan for Fiscal Year 2021 ("USAT Bonus Plan") of up to $125,000.00 and (ii) $62,500.00 ("Guaranteed Bonus Amount") which is equal to 50% of your USAT Bonus Plan.

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You are eligible to participate in the Long-Term Incentive Stock Plan ("LTI") for USAT's executive officers. If the year-over-year percentage target goals would be achieved, you would earn an annual grant award up to 20% of your base salary in Restricted Stock with a three-year vesting period. The award value is subject to and contingent upon approval by the, CEO, CFO, and USAT Board of Directors and to the terms and conditions of the LTI Plan.

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USAT will grant you the option to purchase 125,000 shares of USAT stock options on or around your start date, exercisable at the closing price of the shares on the date of grant. The options would vest on the anniversary of your start date for the next three years, as follows, provided that you are employed by USAT on the respective vesting dates: 41,666 shares on the each anniversary date with one half of this number (20,833) contingent on operational performance targets assigned by the Board of Directors.

•	The Compensation Committee of USAT's Board of Directors, in consultation with the Chief Executive Officer, shall annually review your compensation.

T 800.633.0340 / 610.989.0340 100 Deerfield Lane. Suite 300. Malvern. PA 19355

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You would be covered by and entitled to all the fringe benefits that are generally available to USAT employees, including health insurance, dental insurance, vision insurance, group life and disability insurance, and 401(k) plan.

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You become eligible for PTO on the first of the month following your date of hire and it will be prorated based on the number of months you work in your first calendar year. You will accrue 1.5 days monthly to a maximum of eighteen (18) days per year. In addition to your PTO, USAT observes seven (7) Company Holidays.

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You will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

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Employment with USAT is at-will, which means that either you or USAT may end the relationship at any time for any or no reason. The term "Cause" shall mean any of the following have occurred or exist as determined by USAT: (A) your fraud, gross malfeasance, or willful misconduct, with respect to USAT's business; (B) any material breach by you of this letter or any policy of USAT; (C) any violation by you of any law, rule or regulation, which violation results or could reasonably be expected to result in material harm to the business or reputation of USAT; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; (E) any intentional misapplication by you of USAT's funds, or any material act of dishonesty committed by you; or (F) any other action by you that, in the reasonable judgment of USAT, is damaging or detrimental in a significant way to USAT's business or reputation. For the purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

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Except in connection with your duties as Chief Accounting Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USAT has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing methods, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USAT, or concerning USAT's customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your employment with, or through your affiliation with USAT, but not information that can be shown through documentary evidence to be in the public domain, or infomation that falls into the public domain, unless such infomation falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USAT's premises, whether physically or electronically, without the express written permission of USAT. For any and all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

T 800.633.0340 / 610.989.0340 100 Deerfield Lane, Suite 300. Malvern. PA19355

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For a one-year period following termination or expiration of your employment with USAT for any reason whatsoever, you will not (a) directly or indirectly, solicit for hire for any business entity other than USAT, any person employed by USAT as of the date of termination or expiration of your employment; or (b) directly or indirectly interfere with USAT's relations with any person employed by USAT as of the date of termination or expiration of your employment with USAT. Such restriction shall not limit any employee or candidate responding to a general job posting. For all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

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For a one-year period following termination or expiration of your employment with USAT for any reason whatsoever, you will be prohibited from soliciting any of USAT's customers in connection with engaging in a business competing with or similar to that of USAT as conducted as of the date of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities relating thereto. For all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USAT, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

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For a one-year period following the termination or expiration of your employment with USAT for any reason whatsoever, you will be prohibited from competing within any geographic area in which USAT's business was conducted as of the date of termination or expiration of your employment, with the business of USAT, as presently or as hereinafter conducted as of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities. The term "competing" means acting, directly or indirectly, as a partner, principal, stockholder, joint venture, associate, independent contractor, creditor of, consultant, trustee, lessor to, sub-lessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this paragraph. For any and all purposes of this paragraph, the term USAT shall mean and include any affiliate (as such term defined in Rule 144 under the Securities Act of 1933) of USAT, including but not limited to, Cantaloupe Systems, Inc.

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You acknowledge that any breach by you of the obligations set forth in this letter would substantially and materially impair and irreparably harm USAT's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that in the event of any breach or any threatened breach by you of any of the provisions of this letter, USAT shall be entitled, in addition to monetary damages or other remedies, and without posting bond, to equitable relief, including injunctive relief, and to the payment by you of all costs and expenses incurred by USAT in enforcing the provisions thereof, including attorneys' fees. The

T 800 .633.0340 / 610.989.0340 100 Deerfield Lane, Suite 300. Malvern, PA 19355

remedies granted to USAT in this letter are cumulative and are in addition to remedies otherwise available to USAT at law or in equity.

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You acknowledge that you will be subject to the following policies of USAT: Employee Manual; Code of Business Conduct and Ethics; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers as well as any other applicable policies that may be adopted by USAT from time to time.

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Nothing in this letter prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. You further understand that this letter does not limit your ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. This letter does not limit your right to receive an award for information provided to any governmental agencies.

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If any term or provision of this letter or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this letter or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.

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You represent and warrant to USAT that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole or in part, the performance of your employment duties or responsibilities.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters. This letter may only be modified by an agreement in writing executed by both USAT and you.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

The rights and obligations of both parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective personal representatives, heirs, successors and assigns. This Agreement, or any part hereof, may be assigned by USAT without your consent. This Agreement, or any part thereof, may not be assigned by you.

T 800.633.0340 / 610.989.0340 100 Deerfield Lane, Suite 300, Malvern, PA 19355

Your employment with USAT will also be subject to a satisfactory background investigation to be conducted by USAT.

Scott, we are very much looking forward to your joining the USAT team! Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

USA Technologies, Inc.

By:	/s/ Sean E. Feeney
Sean Feeney, Chief Executive Officer

Accepted and Agreed to:

By:	/s/ Scott Stewart
Scott Stewart

Dated:	8/6/2020

T 800.633.0340 / 610.989.0340 100 Deerfield Lane. Suite 300. Malvern. PA 19355